EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NASTECH ANNOUNCES THE NOMINATION OF
MYRON Z. HOLUBIAK, LESLIE D. MICHELSON, AND GERALD T. STANEWICK
TO ITS BOARD OF DIRECTORS

Bothell, Wash., April 21, 2004 – Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) announced today that it has nominated Myron Z. Holubiak, Leslie D. Michelson, and Gerald T. Stanewick to its Board of Directors.

Mr. Holubiak is a senior executive with a broad background in the pharmaceutical industry. He was President of Roche Laboratories, Inc. from 1998 through 2001, and was responsible for all U.S. operations including oversight of the development and launch of the obesity product Xenical® while at Roche. He has previously held many key positions in Roche’s commercial operations. Mr. Holubiak was co-founder and Chief Executive Officer of Emron, Inc., a strategic marketing firm serving the pharmaceutical industry, which was acquired by Dunn & Bradstreet and IMS Health in 1995. He is an architect of the local marketing concept for the industry and has applied that concept in both planning and execution. He was a founding member of the Academy of Managed Care Pharmacy (AMCP), the professional society of managed care pharmacists. Mr. Holubiak is a member of the Board of Directors of Chronimed, Inc., a publicly traded company, and the Children of Chernobyl Foundation.

Mr. Michelson has served as Vice Chairman and Chief Executive Officer of the Prostate Cancer Foundation, the world’s largest private source of prostate cancer research funding, since April 2002. From April 2001 to April 2002, Mr. Michelson served as an investor, advisor and/or director for a portfolio of entrepreneurial health care, technology, and real estate companies. From March 2000 to August 2001, Mr. Michelson served as Chief Executive Officer and as a director of Acurian, Inc., an Internet company that accelerates clinical trials for new prescription drugs. From 1999 to March 2000, Mr. Michelson served as Managing Director of Saybrook Capital, LLC, an investment bank specializing in the real estate and health care industries. From June 1998 to February 1999, Mr. Michelson served as Chairman and Co-Chief Executive Officer of Protocare, Inc., a manager of clinical trials for the pharmaceutical industry and disease management firm. From 1988 to 1998, Mr. Michelson served as Chairman and Chief Executive Officer of Value Health Sciences, Inc., an applied health services research firm. Mr. Michelson received a B.A. from Johns Hopkins University in 1973 and a J.D. from Yale Law School in 1976.

Mr. Stanewick is a private investor who spent more than 30 years on Wall Street before retiring in 2003. From 1991 through 2003, Mr. Stanewick was an institutional bond salesman with Spear Leeds & Kellogg, a subsidiary of Goldman Sachs & Co. From 1981 to 1991 he worked for Wertheim Schroder & Co. and was a partner in charge of the bond department of Wertheim’s San Francisco office from 1986 to 1991. Prior to Wertheim, Mr. Stanewick was a government bond trader with Bear, Stearns & Co. From 1976 to 1980, he was a government bond trader with Mitchell Hutchins. From 1972 to 1976, Mr. Stanewick was a security analyst with Goldman Sachs covering Fortune 500 companies. He received a B.A. in Economics from St. Michael’s College in Burlington, Vermont.

“I am delighted to announce the nomination of these highly talented and accomplished individuals to Nastech’s Board of Directors,” stated Steven C. Quay, M.D., Ph.D., Chairman, President, and Chief Executive Officer of Nastech. “We are indeed privileged to have attracted the interest and commitment of these talented people with their deep pharmaceutical industry and Wall Street experience, and I look forward to benefiting from their professional experience and guidance.”

ABOUT NASTECH

Nastech Pharmaceutical Company Inc. is an emerging pharmaceutical company developing products based on applying our proprietary drug delivery technologies, with approximately 195 patents and applications filed. The Company is developing molecular biology-based technologies for delivering both small- and large-molecule drugs by nasal administration, along with an extended-release oral delivery technology. The Company’s intranasal drug delivery technology may lead to greater drug efficacy, speed of action, safety, and patient compliance. Nastech is developing a diverse product portfolio across multiple therapeutic areas, including products targeted for the treatment of sexual dysfunction, obesity, pain management, osteoporosis, and multiple sclerosis. Additional information about Nastech is available at http://www.Nastech.com.

NASTECH SAFE HARBOR STATEMENT

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement made by the Company. These factors include, but are not limited to: (i) the ability of the Company to obtain additional funding; (ii) the ability of the Company to attract and/or maintain manufacturing, research, development, and commercialization partners; (iii) the Company’s and/or a partner’s ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (iv) the Company’s and/or a partner’s ability to obtain required governmental approvals, including product and patent approvals; and (v) the Company’s and/or the Company’s partner’s ability to develop and commercialize products that can compete favorably with those of competitors. In addition, significant fluctuations in quarterly results may occur as a result of the timing of milestone payments, the recognition of revenue from milestone payments and other sources not related to product sales to third parties, and the timing of costs and expenses related to the Company’s research and development programs. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions in such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events or circumstances, except as otherwise required by securities and other applicable laws.

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CONTACT:
Matthew D. Haines
Director, Corporate Communications
(212) 297-6198
mhaines@nastech.com

Burns McClellan
Aline B. Schimmel (Investors)
Kathy L. Jones, Ph.D. (Media)
212-213-0006